UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2010

STALAR 4, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52974	26-1402673
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

11755 Wilshire Boulevard, Suite 2000 Los Angeles, California 90025
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On October 15, 2010, pursuant to an Agreement and Plan of Merger, dated as of June 30, 2010 (the “Merger Agreement”), by and among Abraxis BioScience, Inc., a Delaware corporation (“Abraxis”), Celgene Corporation, a Delaware corporation (“Celgene”), and Artistry Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Celgene (“Merger Sub”), Merger Sub merged with and into Abraxis with Abraxis as the surviving corporation (the “Merger”). As a result of the Merger, Abraxis became a wholly-owned subsidiary of Celgene. Abraxis is the sole member of Abraxis BioScience, LLC, a Delaware limited liability company that is the sole stockholder of Stalar 4, Inc. (“Stalar 4”). Therefore, as a result of the Merger, Celgene became the ultimate parent company of Stalar 4. A total of approximately $2.48 billion in cash was paid, and 10,660,196 shares of common stock, par value $0.01 per share, of Celgene and 43,273,855 contingent value rights (subject to the terms and conditions of the Contingent Value Rights Agreement, dated as of October 15, 2010, between Celgene and American Stock Transfer & Trust Company, as trustee) were issued, as consideration for the Merger.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 15, 2010, upon the consummation of the Merger, Abraxis BioScience, LLC, as the sole stockholder of Stalar 4, removed Bruce Wendel from the board of directors of Stalar 4 (the “Board”) and elected Perry Karsen, Andre Van Hoek, Sandesh Mahatme and Wayne Folkart to the Board. On the same date, the newly-constituted Board appointed Perry Karsen as President; Andre Van Hoek as Chief Financial Officer; Sandesh Mahatme as Treasurer; and Wayne Folkart as Vice President–Tax.

Perry Karsen, 55, became Chief Operations Officer of Celgene in July 2010. He returned to Celgene after spending 18-months at Pearl Therapeutics where he served as President and Chief Executive Officer and a member of the Board of Directors. Mr. Karsen was with Celgene from 2004 to early 2009, first as Senior Vice President, Business Development and he later added President of the Asia/Pacific & Japan region to his responsibilities. He joined Celgene from Human Genome Sciences where he was Senior Vice President, Business Development. Previously Mr. Karsen was Vice President, Strategic Business Analysis and Development at Bristol Myers Squibb and Director, Business Development and Representative Director, Japan for Genentech. He started his career at Abbott Laboratories where he served in a range of roles over 11 years. He currently serves on the Board of Directors of Biotechnology Industry Organization.

Andre Van Hoek, 59, joined Celgene as the Corporate Controller in June 2007.  In that capacity, Mr. Van Hoek oversees the internal and external accounting and financial reporting of Celgene.  Prior to June 2007, Mr. Van Hoek worked with Johnson & Johnson (New Brunswick, NJ) in various accounting and finance roles, including Assistant Corporate Controller.  He worked for Johnson & Johnson for more than 20 years.

Sandesh Mahatme, 45, joined Celgene in 2006 and is the Senior Vice President, Tax and Treasury of Celgene. Mr. Mahatme has more than 20 years of experience in a broad range of roles in finance, including tax, treasury, and mergers & acquisitions.  Prior to Celgene, he worked at Pfizer Inc in M&A and tax. Mr. Mahatme received his Masters of Law from Cornell Law School and Masters in Tax Law from NYU Law School and was admitted to the New York Bar.

Wayne Folkart, 44, joined Celgene in 2004 and has been the Vice President of Tax since 2008; Mr. Folkart has also served as the Executive Director of Tax and Director of Tax at Celgene. Prior to joining Celgene, Mr. Folkart had been at Merck & Co., Inc. where he served as the Director of International Treasury, the Director of International Tax and the Director of Accounting Standards and Policy. Prior to that Mr. Folkart had been at PricewaterhouseCoopers where he advised and assisted clients primarily in the pharmaceutical industry. Mr. Folkart received his BS in Accounting from the University of Rhode Island and his MBA magna cum laude from Lehigh University, he is a Certified Public Accountant. Mr. Folkart brings to his role as director his distinguished career in global healthcare and his significant experience in leadership roles in some of the largest and most successful multinational healthcare companies in the world.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STALAR 4, INC.

Date: January 21, 2011

By: /s/ Perry Karsen
Name: Perry Karsen
Title: President